Exhibit 21.1

Subsidiaries of FS KKR Capital Corp.

Name of Subsidiary	State of Incorporation or Organization

CCT Dublin Funding Designated Activity Company	Ireland

CCT Funding LLC	Delaware

CCT Holdings II LLC	Delaware

CCT Holdings LLC	Delaware

CCT SE III LLC	Delaware

CCT SE IV LLC	Delaware

CCT SE V LLC	Delaware

CCT SE VI LLC	Delaware

CCT SE VII LLC	Delaware

CCT Tokyo Funding LLC	Delaware

FCF LLC	Delaware

FS KKR MM CLO 1 LLC	Delaware

FSIC Investments, Inc.	Delaware

Halifax Funding LLC	Delaware

Hamilton Street Funding LLC	Delaware

IC Altus Investments, LLC	Delaware

IC American Energy Investments, Inc.	Delaware

IC Arches Investments, LLC	Delaware

IC Northern Investments, LLC	Delaware

Locust Street Funding LLC	Delaware

Paris Funding LLC	Delaware

Race Street Funding LLC	Delaware